Exhibit 99.1

LightPath Technologies, Inc., Releases Preliminary Q4 2007 Results

Announces Search for New CEO

ORLANDO, FL — 09/19/2007 — LightPath Technologies, Inc. (NASDAQ: LPTH), manufacturer and integrator of families of precision molded aspheric optics, precision molded infrared optics, GRADIUM® glass products, and high-performance fiber-optic collimators and isolators, reported today that projected results for its fourth quarter of fiscal 2007 include sales of approximately $2.2 million compared with $3.4 million in the fourth quarter of fiscal 2006, a decrease of 33%. Fiscal year 2007 sales increased 10%, to $13.4 million compared to fiscal 2006 when the Company reported sales of approximately $12.2 million. The increase for the year was primarily attributable to increases in aspheric lenses offset by decreases in products sold to the telecommunications industry. Starting in the second quarter of fiscal 2007, new orders from our telecommunications customers slowed down realizing lower revenues in the fourth quarter of fiscal 2007.

At June 30, 2007, our Disclosure Backlog (as defined in our Annual Report on Form 10K for June 30, 2006) was $1.8 million, a decrease of 57% over our Disclosure Backlog at June 30, 2006 of $4.3 million. Comparing fiscal 2007 to fiscal 2006 our backlog at the end of fiscal 2006 was higher in products to the telecommunications industry, due to an increase in orders and higher than normal delinquent delivery rate. Due to market conditions, throughout fiscal 2007 new orders from the telecommunications industry were lower. We believe the downward trend in the Disclosure Backlog was principally caused by a slow down in telecommunications orders in the second, third and fourth quarters of fiscal year 2007.

The impact of the revenue decline in the fourth quarter of 2007 was due to much lower communications sales due to market conditions and about $362,000 of late shipments due to manufacturing operational issues, we expect these late shipments to be shipped by the end of September 2007. Cash used in the fourth quarter of fiscal 2007 was significantly higher than the cash used in the fourth quarter of 2006. The fourth quarter included one time charges of $341,000 due to glass yield issues, overtime for direct labor, travel for engineering and management to resolve issues, and freight and duty expenses. The cash balance as of June 30, 2007 was $1.3 million. This balance does not include the recent July 2007 equity raise of $3.2 million.

Ms. Dorothy Cipolla, CFO, stated, “To offset the poor financial performance in the fourth quarter, over the last few months the company has reduced the workforce in Orlando by 25 staff, bringing the headcount to 88. This should provide a reduction in our payroll costs of about $0.9 million during fiscal 2008. As more of the production is shifting to Shanghai, the Orlando facility needs to be right-sized. All areas of expense are being evaluated for cost savings with the intent to bring the company to profitability. The Orlando facility has twice as much space as is needed and costs approximately $1.0 million per year. Over the next few months, we will be evaluating other locations, as our lease expires in November 2008. We are also working with our current landlord and others to secure appropriate and affordable lease terms.”

Also, LightPath has announced that effective September 18, 2007, its Chief Executive Officer, Kenneth Brizel, will no longer be employed by the company. The company has engaged an

Executive Search firm to conduct a search for a new CEO; it will include LightPath executives as well as outside candidates. Jim Gaynor, currently Senior V.P. Global Operations, has been appointed interim CEO. While Ken Brizel helped LightPath achieve many successes, including the creation of new markets for the company’s technologies and establishing a manufacturing presence in China, Mr. Brizel and LightPath have determined that it is mutually beneficial to make this change. LightPath wishes Ken well in his future endeavors.

Mr. Robert Ripp, Chairman of LightPath, commented, “We remain very committed to our strategy of being a diversified supplier of passive optical components; as well as being the lowest cost producer of those components. Our goal is to improve the execution of our strategy. The new CEO will need to have the leadership skills to manage the company to a sustainable level of profitability and positive cash flows by introducing exciting new opportunities that will accelerate our revenue growth, and to increase profit margins by continuing to pursue cost reductions initiatives.”

Mr. Ripp continued, “The priorities of qualities and experiences that we seek in our prospective CEO are: a track record of execution/operational success, a familiarity in managing China operations, new product development background, and a set of relationships within the optical space that can benefit LightPath with its suppliers and customers.”

Webcast Details:

LightPath plans to release the final fiscal 2007 numbers on September 28, 2007. The company plans to hold an audio webcast at 3:00 p.m. EDT on Friday, September 28, 2007, to discuss details regarding the company’s performance for the fourth quarter and fiscal year 2007. The session may be accessed at www.lightpath.com. A transcript archive of the webcast will be available for viewing or download on our web site shortly after the call is concluded.

LightPath manufactures optical products including precision molded aspheric optics, precision molded infrared optics, GRADIUM® glass products, proprietary collimator assemblies, isolators utilizing proprietary automation technology, higher-level assemblies and packing solutions. LightPath has a strong patent portfolio that has been granted or licensed to us in these fields. LightPath common stock trades on the NASDAQ Capital Market under the symbol “LPTH.” Investors are encouraged to go to LightPath’s website for additional financial information.

This news release includes statements that constitute forward-looking statements made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. This information may involve risks and uncertainties that could cause actual results to differ materially from such forward-looking statements. Factors that could cause or contribute to such differences include, but are not limited to, factors detailed by LightPath Technologies, Inc. in its public filings with the Securities and Exchange Commission.

Contacts:

Dorothy Cipolla, CFO

LightPath Technologies, Inc.

(407) 382-4003

Internet: www.lightpath.com